Form of Letter to Holders of a Performance-Based Restricted Stock Unit Agreement (2019 Grant)

Exhibit 10.2
WEX INC.
Memorandum
TO:        <<Name>> (the “Grantee”)
FROM:    Melissa Smith, Chair of the Board of Directors and Chief Executive Officer

SUBJECT:	Your Performance-Based Restricted Stock Unit Agreement (2019 Grant)
DATE:        June __, 2020
You were previously granted an award on <<Grant Date>> (the “Grant Date”) of Performance-Based Restricted Stock Units (“PSUs”) under the terms of the WEX Inc. 2010 Equity and Incentive Plan (the “Plan”). The PSUs are sometimes collectively referred to as the “Award.” The PSUs are subject to vesting based upon attainment of performance goals and continued employment as set forth in the Agreement governing the Award (the “Agreement”), including Schedule 1 of the Agreement. Any terms used but not defined herein have the meaning given to such terms in the Agreement.
[FOR EXECUTIVE LEADERSHIP TEAM MEMBERS: The Compensation Committee has determined that, upon vesting of the PSUs, you will be entitled to the number of shares of Company Stock determined pursuant to Schedule 1 of the Agreement as in effect on the Grant Date, calculated as if the Performance Period ended on December 31, 2020 and adjusted by the Total Shareholder Return (“TSR”) Modifier (determined as set forth on Attachment A hereto).]
[FOR ALL 2019 PSU HOLDERS OTHER THAN EXECUTIVE LEADERSHIP TEAM MEMBERS: The Compensation Committee has determined that, upon vesting of the PSUs, you will be entitled to the greater of:

•	the number of shares of Company Stock determined pursuant to Schedule 1 of the Agreement as in effect on the Grant Date; and

•
the number of shares of Company Stock determined pursuant to Schedule 1 of the Agreement as in effect on the Grant Date, calculated as if the Performance Period ended on December 31, 2020 and adjusted by the Total Shareholder Return (“TSR”) Modifier (determined as set forth on Attachment A hereto).]

The Award will otherwise continue to be governed by the Plan and the Agreement, and the terms of the Agreement shall remain unchanged and in full force and effect. In no event may more than 200% of the target number of shares of Company Stock subject to this Award be earned hereunder.
[INCLUDE ACCEPTANCE FOR EXECUTIVE LEADERSHIP TEAM MEMBERS ONLY:

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Form of Letter to Holders of a Performance-Based Restricted Stock Unit Agreement (2019 Grant)

By accepting this Award, you are agreeing to abide by the terms of the Plan and the attached Agreement. The Agreement contains restrictions that will apply after the termination of your employment with the Company, and which may override any such existing restrictions in your contract of employment, if any. The purpose of these restrictions is to protect the Company’s business interests (including its confidential information). You should read the Agreement carefully and in its entirety before indicating your acceptance/agreement. To accept this Award and indicate your agreement to the terms of the Plan and the attached Agreement, you must indicate your acceptance of the terms by acknowledging your understanding through the use of your electronic signature by <<Accept By Date>>.
Accepted on []
[Participants name]

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Form of Letter to Holders of a Performance-Based Restricted Stock Unit Agreement (2019 Grant)

ATTACHMENT A
Calculation of TSR Modifier
The TSR Modifier is calculated in the manner set forth in the table below based on the Company’s TSR over the TSR Performance Period (defined below) relative to the TSR over the TSR Performance Period of the companies included in the S&P MidCap 400 Index (the “Benchmark Group”), as determined and certified by the Compensation Committee following the end of the TSR Performance Period. The Company’s performance shall be measured based on the percentile ranking of such performance within the Benchmark Group, with each company equally rated, using companies in the Benchmark Group at the beginning and end of the TSR Performance Period.

WEX’s TSR Performance Stated as a Comparative Percentile Ranking Within the Benchmark Group	TSR Modifier
75-100th Percentile	+15%
50th Percentile	0%
0-25th Percentile	-15%
The Company’s relative TSR performance and the corresponding TSR Modifier will be linearly interpolated between the percentages set forth in the table above based on actual results as determined and certified by the Compensation Committee. In the event the calculation of the number of PSUs that vest based on the above table results in a fractional share, the actual number of PSUs that vest shall be rounded up to the nearest whole share.
The “TSR Performance Period” means the period beginning on June 23, 2020 and ending on December 31, 2021.
“TSR” shall be calculated on a per-share basis for the Company and each member of the Benchmark Group as the quotient of (a) (Ending Price plus Dividends per Share Paid minus Beginning Price), divided by (b) the Beginning Price, where:
(i)    “Ending Price” means the average closing stock price of one share of the applicable common stock over the sixty (60) trading days ending on the last day of the TSR Performance Period.

(ii)    “Dividends per Share Paid” means cumulative dividends per share of the applicable common stock paid by the Company or member of the Benchmark Group, as applicable, during the TSR Performance Period. Dividends are assumed to be reinvested.

(iii)    “Beginning Price” means the average closing stock price of one share of the applicable common stock over the sixty (60) trading days immediately preceding the first day of the TSR Performance Period.

ActiveUS 180191061v.8

Form of Letter to Holders of a Performance-Based Restricted Stock Unit Agreement (2019 Grant)

The TSR for the Company and each member of the Benchmark Group shall be adjusted to take into account stock splits, reverse stock splits, and special stock dividends that occur during the TSR Performance Period.
Effect of a Change in Control

Notwithstanding Paragraph 3(d) of the Agreement, in the event of a Change in Control the closing date for which occurs after December 31, 2020:
If the surviving entity agrees to assume the obligations set forth in the Agreement such that, following the consummation of the Change in Control, the Award confers the Grantee with the right to receive, with respect to each PSU, the consideration (whether cash, securities or other property) received by each holder of Company Stock immediately prior to the Change in Control (the “Replacement Award”), then (i) the vesting of such Replacement Award shall only be subject to the Grantee’s continued employment with the Company or its subsidiaries (or the applicable successor thereto) through the vesting date set forth in the Memorandum that forms part of the Agreement and shall not, for the avoidance of doubt, be subject to any further attainment of the performance goal, (ii) the amount of cash, securities or other property subject to such Replacement Award shall be determined assuming that the number of PSUs is equal to the number of PSUs that would vest based on the level of achievement of the performance goal as of the Change in Control (determined as set forth below), and (iii) if, following the Change in Control, the Grantee’s employment with the Company or its subsidiaries (or the applicable successor thereto) is terminated by the Company or applicable subsidiary without “Cause” or by the Grantee for “Good Reason” prior to the vesting date, the Replacement Award shall become immediately and fully vested as of the date of termination. “Cause,” “Change in Control” and “Good Reason” shall have the meanings set forth in the Plan.

If the surviving entity does not agree to assume the obligations set forth in the Agreement, then (i) the Grantee shall become immediately vested in a number of PSUs calculated based on the level of achievement of the performance goal as of the Change in Control (determined as set forth below), and (ii) any PSUs that do not vest as provided in the preceding clause shall be cancelled for no consideration and you will have no further rights with respect thereto.

The level of achievement of the performance goal as of the Change in Control shall be determined pursuant to the Agreement, applying the TSR performance metrics set forth herein, provided that: (i) the TSR Performance Period shall be deemed to end on the day before the closing date of the Change in Control and (ii) for purposes of determining the Company’s TSR, the Ending Price of the Company Stock will be determined based on the price to be paid to holders of Company Stock in connection with the Change in Control, as determined by the Compensation Committee.

In the event of a Change in Control on or prior to December 31, 2020, the Award shall be subject to the treatment set forth in Paragraph 3(d) of the Agreement.

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